EXHIBIT 10.14

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (“Agreement”) is made as of January 19,2001, (the “Effective Date”) by and between salesforce.com, Inc., a Delaware corporation with its principal place of business at The Landmark @ One Market, Suite 300, San Francisco, California, United States of America (“SFDC”), and salesforce.com Japan, Ltd., a Japanese corporation with its principal place of business at Shibuya Mark City 17F, 1-12-1 Dogenzaka, Shibuya-ku, Tokyo, Japan (the “Company”). SFDC and the Company are hereunder also referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, SFDC provides Internet-based customer relationship management application services using proprietary software and technology;

WHEREAS, pursuant to a Joint Venture Agreement dated as of December 7,2000 (the “JV Agreement”) between SFDC and Sunbridge, Inc., a Japanese corporation (“SB”), SFDC and SB established the Company for the purpose of providing, in Japan, Internet-based customer relationship management application services (the “Business”); and

WHEREAS, SFDC has agreed to provide certain consulting services to the Company relating to the Business on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, undertakings, and obligations herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

1.	Consulting Services

1.1 Performance of Services. SFDC agrees to perform the Services specified in any Statement of Services attached hereto in accordance with the terms and conditions of this Agreement and any terms and conditions set forth on any such Statement of Services. The initial Statement of Services has been attached hereto as Exhibit A. Each Statement of Services shall be subject to all of the terms and conditions contained in this Agreement and shall become binding upon execution by each of the Parties and, upon execution, is hereby incorporated in this Agreement by reference. Any Statement of Services may be amended from time to time by the Parties’ mutual written agreement, including without limitation, by adding or deleting Services. If there is any conflict or inconsistency between any Statement of Services and this Agreement, the terms and conditions of such Statement of Services shall control.

1.2 Cooperation by the Company. The Company shall provide SFDC such cooperation as is necessary for SFDC to perform the Services.

2.	Payment

2.1 Fees. The Services shall be provided on a time and materials basis; that is, the Company shall pay SFDC, on a Company fiscal quarterly basis, for all time spent by SFDC personnel in performing the Services for the benefit of the Company, plus SFDC’s out-of-pocket cost for materials used in performing such Services (“Materials Costs”) and SFDC’s reasonable out-of-pocket expenses incurred in performing the Services that have been pre-approved by the Company (“Expenses”). The rates for SFDC personnel time shall be SFDC’s standard consulting fees as set forth in the fee schedule in Exhibit B. SFDC represents that the fees charged for the Services performed hereunder are at least as favorable as that charged to any other customer for the same or similar services.

2.2 Payment Method. The Company shall pay SFDC by wire transfer in U.S. Dollars to the bank account designated by SFDC for payment. Such payment shall be made within forty-five (45) days after the receipt by the Company of an invoice for Services performed during the preceding Company fiscal quarter (and associated Materials Costs and Expenses incurred during that fiscal quarter). Accompanying the invoice shall be a detailed accounting of the basis for calculating the amount payable, including without limitation the name, title and position level of the personnel who performed the Services, the number of hours worked by each person each day and a description of the work performed, an itemized list of materials used with the cost for each item, and an itemized list and description of expenses incurred with the cost for each item and photocopies of receipts.

2.3 Taxes. All payments due to SFDC hereunder are exclusive of any sales, use, consumption, excise, or similar taxes imposed in connection with the transactions covered by this Agreement. Any such taxes shall be paid by the Company; provided, however, that SFDC and the Company agree to cooperate with each other in good faith in order to minimize the amount of any such taxes. If required by applicable law, the Company may deduct and withhold income tax from any payment to SFDC. In the case of such withholding, the Company shall, without delay, pay the withheld tax to the appropriate tax authority and furnish SFDC with appropriate evidence of the tax payment.

2.4 Audit. SFDC shall each keep complete, clear and accurate records and accounts with respect to its activities hereunder. The Company and its duly authorized representatives, including, without limitation, its accountants, shall have the right upon reasonable notice to inspect and audit at any reasonable time during business hours, at its own expense, the records and all other documents relating to the calculation of the amounts due hereunder. Notwithstanding any termination of this Agreement, any such inspection and audit may take place until all outstanding claims have been settled to the satisfaction of both parties.

3.	Warranty

SFDC hereby represents and warrants to the Company that:

(a) The Services will be performed in a professional and workmanlike manner consistent with generally accepted industry practices; and

(b) Performance of its obligations under this Agreement will not violate any other agreement to which SFDC is a party or violate any provision of any law or regulation to which SFDC is subject or violate or infringe upon any third party’s proprietary or other rights.

The Company shall promptly notify SFDC of any claim it receives from a third party in the Territory claiming that the Services or the work product thereof violates or infringes such third party’s proprietary or other rights.

4.	Term and Termination

4.1 Term. This Agreement shall commence upon the Effective Date and shall remain in full force and effect in perpetuity unless and until terminated earlier pursuant to this Section 4. Notwithstanding the foregoing, the Parties may agree in any Statement of Services that any of the Services (on a Service by Service basis) may be appropriately phased out and terminated prior to the end of the term.

4.2 Termination for Cause.

(a) This Agreement may be terminated by a Party for cause immediately by written notice upon the occurrence of any of the following events:

(i) The commencement of a petition, proceeding or case seeking the other Party’s bankruptcy, insolvency, reorganization, liquidation, dissolution or winding-up, or readjustment of its debts, or seeking the appointment of a receiver, trustee or the like of itself or its assets, or otherwise seeking relief from its creditors and, in the case of an involuntary petition, proceeding or case, such petition, proceeding or case continues undismissed for, or an order approving or ordering any of the foregoing is entered and is not stayed within, sixty (60) calendar days; or

(ii) If the other Party materially breaches any material provision of this Agreement and fails to cure such breach within sixty (60) days of written notice describing the breach in reasonable detail.

4.3 Termination by the Company. Any of the Services provided hereunder and/or this Agreement may be terminated in whole or in part at any time, without cause, by the Company upon sixty (60) days’ advance written notice. Termination of some, but not all, of the Services hereunder (or any part thereof) by the Company pursuant to this Section 4.3 shall not, by itself, terminate this Agreement.

4.4 Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the Parties.

4.5 Automatic Termination. This Agreement shall automatically terminate on the effective termination date of the License Agreement between the Parties of even date hereto.

4.6 Return of Property. Within thirty (30) days after any termination or expiration of this Agreement, each Party shall return to the other Party, or at the other Party’s request destroy, all copies or portions of all information and materials containing or constituting Confidential

Information of the other Party. At the other Party’s request, a Party shall furnish to the other Party an affidavit signed by an officer of such Party certifying that, to the best of its knowledge, such delivery or destruction has been fully effected.

4.7 Survival. The defined terms and the provisions of Sections 2 (“Payment”) (only to the extent any payments are owed to SFDC for services rendered prior to the date of termination), 3 (“Warranty”), 4 (“Term and Termination”), 5 (“Limitation of Liability”), 6 (“Confidentiality”), 7 (“General Provisions”) and 8 (“Dispute Resolution”) shall survive any termination or expiration of this Agreement.

4.8 Continuing Liability. Termination of this Agreement for any reason shall not release either Party from any liability or obligation which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

5.	Limitation of Liability

TO THE EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR PUNITIVE DAMAGES OF ANY KIND ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SERVICES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.	Confidentiality

6.1 Confidential Information. Each Party hereby agrees (i) to hold and to cause each of such party’s agents, employees and representatives to hold the other Party’s Confidential Information in strict confidence and to take reasonable precautions to protect such Confidential Information including, without limitation, all precautions the receiving Party employs with respect to its own confidential materials, (ii) not to divulge any such Confidential Information or any information derived therefrom (including, without limitation, by way of interviews, responses to questions or inquiries, press releases or otherwise) to any third person; (iii) not to make any use whatsoever at any time of such Confidential Information except as contemplated hereunder, and (iv) not to copy or reverse engineer any such Confidential Information. For purposes of this Section 6.1, “Confidential Information” shall mean, without limitation:

(a) any information that is specifically marked as “Confidential”;

(b) information which the management of the Company or SFDC has requested in writing to be kept confidential;

(c) information which is disclosed verbally and identified as confidential at the time of disclosure; and

(d) information which, by its nature, must be kept confidential in order to prevent adverse consequences to the Business or either Party.

6.2 Exceptions to Confidentiality Obligations. “Confidential Information” shall not include information that:

(a) was already known to the receiving Party prior to disclosure by the disclosing party;

(b) is in or has entered the public domain through no breach of this Agreement or other wrongful act of the receiving Party,

(c) has been rightfully received by the receiving Party from a third party and without breach of any obligation of confidentiality of such third party to the owner of the Confidential Information;

(d) has been approved for release by written authorization of the owner of the Confidential Information; or

(e) has been independently developed by the receiving Party.

Notwithstanding any provision in this Agreement to the contrary, a Party may disclose Confidential Information of the other Party to the extent it is required to be disclosed pursuant to a valid order or requirement of a governmental agency or court of competent jurisdiction, provided that the owner of the Confidential Information shall be given reasonable notice of such an order or requirement and the opportunity to contest it.

6.3 Limitation on the Flow of Information. The Parties shall endeavor to give access to the other Party’s Confidential Information only to such persons who are either bound by a professional duty of confidentiality or who require knowledge of the information as employees, representatives, authorized persons, advisors, officers or directors of the respective Party for orderly conduct of business of the Party concerned. Each Party shall also require the recipients of the other Party’s Confidential Information to undertake to keep such Confidential Information secret.

6.4 Duration of Obligation. The obligations of this Section 6 shall continue to be in full force with respect to a Party even after such Party shall have ceased to be a Party to this Agreement and shall survive with respect to each Party for five (5) years after (i) any termination or expiration of this Agreement or (ii) such Party shall have ceased to be a Party to this Agreement, whichever comes earlier.

7.	General Provisions

7.1 Nature of Relationship. This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the Parties, except to the extent, if any, expressly set forth in this Agreement, including, without limitation, any Statement of Services; and the Parties shall at all times be and remain independent contractors. Except as expressly agreed by the Parties in writing, neither Party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other Party or to bind the other Party in any respect whatsoever.

7.2 Entire Agreement. This Agreement and the documents referred to in this Agreement contain the entire agreement between the Parties relating to the transactions contemplated by this Agreement and supersede any previous agreements between the Parties (if any) relating to these transactions.

7.3 Assignment. Neither this Agreement nor any of the rights, interests and obligations under this Agreement may be assigned, delegated or otherwise transferred by either Party, whether voluntarily, by operation of law or otherwise, to any third party without the prior written consent of the other Party.

7.4 Interpretation. The headings in this Agreement are for ease of reference only and do not affect the substance of any provision. Words denoting the singular include the plural and vice versa. Words denoting any one gender include all genders. All references to a statutory provision shall be construed as including references to any statutory modification or re-enactment thereof (whether before or after the date of this Agreement) for the time being in force.

7.5 Modifications to Agreement. No provisions of this Agreement (including, without limitation, the Exhibits attached hereto) may be amended or modified, in whole or in part, otherwise than by an instrument in writing signed by both Parties or their successors or permitted assignees.

7.6 No Third Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective successors and permitted assignees, subject to the provisions of this Agreement, but shall not inure to the benefit of any third party.

7.7 Severability and Invalidity. In the event that any provisions of this Agreement be found to be, in whole or in part, invalid or unenforceable-by a court of competent jurisdiction, the validity or enforceability of the remaining provisions under applicable law will not be affected thereby and shall remain binding upon the Parties. Any such invalid or unenforceable provisions shall be substituted by a valid or enforceable provision which, in its essential purpose, comes as close as possible to the invalid or unenforceable provision; the same applies mutatis mutandis to any gaps in this Agreement.

7.8 Waivers. The failure of either Party to enforce or to exercise, at any time or for any period of time, any right or remedy arising pursuant to or under this Agreement does not constitute, and shall not be construed as, a waiver of such right or remedy and shall in no way affect that Party’s right to enforce or exercise it at a later time, provided that such right or remedy is not time-barred or otherwise precluded by law or by a writing expressly waiving such right or remedy and signed by that Party seeking to assert such right or remedy.

7.9 Exhibits. All exhibits to this Agreement are an integral part of this Agreement as if fully set forth herein. All references herein to an exhibit shall be deemed to be references to an exhibit of this Agreement unless the context shall otherwise require.

7.10 Notices. All notices, requests, demands, consents, approvals, documents, reports or returns required or permitted by this Agreement shall be in writing and shall be deemed to have been given to the recipient when (i) delivered by hand, (ii) sent by facsimile (with receipt confirmed by a machine-generated transmission record), provided that a copy is concurrently mailed by registered or certified mail, postage prepaid, return receipt requested, or (iii) when received by the addressee, if sent by courier service (return receipt requested), in each case to the appropriate addresses set forth below (or to such addresses and/or facsimile numbers as a Party may hereafter designate as to itself by written notice to the other Party).

If to SFDC:

salesforce.com, Inc.

The Landmark @ One Market, Suite 300

San Francisco, California 94105, United States of America

Attention: Andrew P. Hyde, Chief Financial Officer

Telephone: (415) 901-7060

Facsimile:    (415) 901-7047

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher, & Flom LLP

525 University Avenue, Suite 220 Palo

Alto, CA 94301 USA

Attention: Thomas Lane, Esq.

Telephone: (650) 470-4620

Facsimile:    (650) 470-4570

If to the Company:

salesforce.com Japan, Ltd.

Shibuya Mark City 17F, 1-12-1 Dogenzaka

Shibuya-ku, Tokyo, 150-0043 Japan

Attention: Akira Kitamura

Telephone: 81-3-5459-0490

Facsimile:    81-3-5459-0491

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304 USA

Attention: Naoki Shimazaki, Esq.

Telephone: (650) 813-5600

Facsimile:    (650) 494-0792

7.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall constitute one and the same agreement.

7.12 Language. This Agreement has been produced in the English language and the negotiations relating to this Agreement were conducted in English; any translations are for working purposes only and have no influence on the interpretation of this Agreement.

7.13 Announcements. Except as otherwise expressly permitted herein or required by applicable law, all press releases and other public announcements by either Party concerning this Agreement or its subject matter must be approved in writing by the other Party, such approval not to be unreasonably withheld or delayed, prior to their release or publication.

7.14 Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict or choice of laws principles.

8.	Dispute Resolution

8.1 Disputes. The Parties agree that any dispute, controversy, question or claim concerning, arising out of, or relating to the performance, interpretation or construction of this Agreement (“Dispute”) shall be resolved pursuant to this Section 8.1. Without in any way limiting the right of a Party to seek injunctive relief pursuant to Section 8.5 hereof, if at any time a Dispute arises, at the request of either Party, the Parties shall meet, within twenty (20) calendar days of written notice that there is a Dispute, in San Francisco, California, or confer by telephone in an effort to discuss in good faith and to reach an amicable resolution to such Dispute. The Parties shall use all reasonable efforts to resolve any Dispute through direct discussions. If the Parties are unable to settle on a resolution agreeable to both Parties within sixty (60) calendar days following the written notice of Dispute, the Parties shall undertake to resolve the Dispute pursuant to Section 8.2 below.

8.2 Arbitration. If the Parties are unable to resolve a Dispute pursuant to Section 8.1 above, the Dispute shall be settled, at the request of either Party, by arbitration conducted in accordance with the Commercial Arbitration Rules (or then existing rules for commercial arbitration) of the American Arbitration Association in San Francisco, California, in the event that the request is made by the Company, or in Tokyo, Japan, in the event that the request is made by SFDC. The arbitration of such issues, including the determination of any amount of damages to be awarded, shall be final and binding upon the parties, except that the arbitrator shall not be authorized to award punitive damages with respect to any such Dispute. Neither party shall seek punitive damages relating to any matter under or arising out of this Agreement in any other forum. Any arbitrator may be of any nationality. The language of the arbitration shall be English.

8.3 Confidentiality of Proceedings. The dispute resolution proceedings contemplated by this Section 8 shall be as confidential and private as permitted by law. To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this provision, and materials prepared or submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by law.

8.4 Arbitral Tribunal. All arbitral awards shall be rendered in writing and shall state the reasons for the award. Any arbitral tribunal established hereunder shall make such decisions entirely on the basis of the substantive law specified in Section 7.14 hereof and shall not make an award on the basis of the principle of ex aequo et bono (in justice and fairness) or otherwise. The arbitral tribunal shall not be empowered to award any form of punitive damages or any other remedy not measured by the prevailing party’s actual damages or to act as amiable compositeur. The arbitral tribunal may award reasonable attorneys’ fees to the prevailing party.

8.5 Injunctive Relief. The Parties agree that, in addition to any and all other remedies that may be available under this Agreement and its Exhibits, each Party shall be entitled to seek and obtain injunctive relief as may be granted by a court of competent jurisdiction.

8.6 Cost. Each party shall bear its own cost of the arbitration; provided, that the costs of the arbitrators shall be borne and paid equally by both Parties.

8.7 Effect of Decision. The Parties intend that this Agreement to arbitrate in accordance with this Section 8 be valid, binding, enforceable and irrevocable. Subject to any applicable law, the decision of any arbitration made pursuant to this Section 8 shall be final and binding on the Parties and shall be specifically enforceable in any court having jurisdiction over the Parties. The Parties agree that any decision or award resulting from proceedings in accordance with this Section 8 shall have no preclusive effect in any other matter involving third parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

salesforce.com, Inc.		Salesforce.com Japan, Ltd.

By:	/s/ Andrew P. Hyde	By:	/s/ Akira Kitamura

Name:	Andrew P. Hyde	Name:	Akira Kitamura
Title:	Chief Financial Officer	Title:	President and CEO

EXHIBIT A

STATEMENT OF SERVICES NO. 1

Attached to and made a part of the Consulting Services Agreement, dated as of January 19, 2001 (as amended from time to time, the “Agreement”), by and between salesforce.com, Inc., a Delaware corporation (“SFDC”), and salesforce.com Japan, Ltd., a Japanese corporation (the “Company”). All capitalized terms not otherwise defined herein shall be as defined in the Agreement.

1.	Services to be Performed by SFDC.

SFDC shall provide to the Company, during the term of the Agreement (unless earlier terminated in accordance herewith), the following Services:

(a) No-charge Start-Up Training. SFDC shall, as part of the consideration under the License Agreement (as defined below) and at the Company’s request, provide at no charge to the Company:

Two 5-day training sessions for up to 4 people each, pursuant to Section 2.7 of the License Agreement between the Parties of even date herewith (hereinafter, “License Agreement”), with respect to the SFDC Service and System Technology (as such terms are defined in the License Agreement).

SFDC will utilize a train-the-trainer approach for training the Company. The training will be conducted in English and use the English-language SFDC Service.

The training will be designed for the Company’s sales representatives and the Company’s technical support group. The topics covered will include:

•	Features and functionality

•	User interface navigation

•	User administration

•	Customer administration, maintenance, and cleanup

•	Reporting

•	Importing

•	Synchronization with a PDA

•	Lead management

•	Web2Lead functionality

•	Sharing model

•	Security

•	Troubleshooting

•	Error/Bug handling procedures & escalation

•	SFDC selling techniques

•	Corporate Pitch

•	Terms and Use

•	Competition & CRM marketspace

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•	Common Objections

•	How to answer security questions

•	How to answer reliability/disaster recovery issues

•	How to answer scalability issues

•	Offline usage

•	Full CRM

•	Quoting

•	Differentiating features

•	“closing the deal”

Any Documentation (as defined in the License Agreement) provided in connection with the above training by SFDC to the Company, e.g., training materials, may be used by the Company as permitted by Sections 2.4 and 3.1 of the License Agreement.

Company’s employees trained by SFDC may in turn deliver the same training course to other persons designated by Company such as other employees and Distributors (as defined in the License Agreement).

(b) No-charge Training after the Start-Up Period. Thereafter, SFDC shall, as part of the consideration under the License Agreement and at the Company’s request, provide at no charge to the Company.

One 2-day training session for up to 4 people, pursuant to Section 2.7 of the License Agreement, with respect to each significant upgrade, update, or modification to the SFDC Service or System Technology.

SFDC will utilize a train-the-trainer approach for training the Company. The training will be conducted in English and use the English-language SFDC Service.

The training will be designed for the Company’s sales representatives and the Company’s technical support group. The topics covered will include:

•	User interface navigation, if applicable

•	New features and functionality, if applicable

•	Other topics necessary or useful for the Company to fully utilize the upgrade, update or modification

Any Documentation provided in connection with the above training by SFDC to the Company, e.g., training materials, may be used by the Company as permitted by Sections 2.4 and 3.1 of the License Agreement.

Company’s employees trained by SFDC may in turn deliver the same training course to other persons designated by Company such as other employees and Distributors.

(c) Consulting Services. SFDC shall, at the Company’s request, provide advice, assistance and consulting to the Company in (i) transitioning the role of training to the

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Company’s personnel and (ii) providing general advice on strategy, marketing, financial operations, establishing processes and procedures, and other management issues.

These services will include both initial and ongoing guidance for:

•	building order entry and self-signup;

•	billing and accounting;

•	localized content negotiation and integration, strategic distribution partnerships, and co-marketing arrangements;

•	marketing versus competition; and

•	other management services as requested by the Company.

AGREED TO BY: salesforce.com, Inc.		salesforce.com Japan, Ltd.

By:	/s/ Andrew P. Hyde	By:	/s/ Akira Kitamura

Print Name: Andrew P. Hyde		Print Name: Akira Kitamura
Title: Chief Financial Officer		Title: President and CEO
Date: January 19, 2001		Date: January 29, 2001

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EXHIBIT B

Salesforce.com Rate Schedule

		Rates*
Class	Title	Hourly	Daily
I.	Vice President, Director	$250	$2,000
II.	Sales Manager, Development Manager, Senior Systems Engineer	$150	$1,200
III.	Developer, Product Manager, Systems Engineer	$125	$1,000
IV.	Application Consultant	$75	$600
V.	Other (e.g., administrative personnel)	**	**

*	Rates are valid through 2/28/02 and subject to change upon sixty (60) days’ prior written notice to the Company.

**	To be agreed upon at the time of service.

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